Exhibit 99.1

FIRST AMENDMENT TO

THE STOCK PURCHASE PLAN ENGAGEMENT AGREEMENT

This First Amendment, dated as of December 15, 2022, to the Stock Purchase Plan Engagement Agreement (“First Amendment”), is entered into by and among ERSTE WV Gütersloh GmbH (“Purchaser”), BofA Securities, Inc. (“Broker”) and Afya Limited (“Company”),

herein referred together as the Parties.

WHEREAS

(1) on May 26, 2022, the Parties have entered into a Stock Purchase Plan Engagement Agreement.

(2) The Parties wish to amend the Stock Purchase Plan Engagement Agreement in order to authorize the Broker to purchase further Securities.

NOW, THEREFORE, in consideration for the premises and covenants contained herein, the abovementioned Parties, in order to amend certain provisions of the Stock Purchase Plan Engagement Agreement, have decided to enter into this First Amendment, which shall be governed by the following terms and conditions:

A. Amendments

The Parties hereby agree to:

(a) to amend the definition of “Termination Date” as set forth in Section 4.A. by replacing the reference to “September 25, 2023” with “May 31, 2024”.

(b) subject to clause (c) below, to amend the Annex A [the Guidelines] of the Stock Purchase Plan Engagement Agreement (hereinafter referred to as the “Initial Guidelines”) by replacing them with Annex A attached hereto (hereinafter referred to as the “Subsequent Guidelines”).

(c) the Initial Guidelines will be replaced by the Subsequent Guidelines (and purchases under the Subsequent Guidelines will commence) only once the purchases under the Initial Guidelines have been completed but in no event before January 16 , 2023.

(d) all other terms and conditions of the Stock Purchase Plan Engagement Agreement will continue in full force and effect.

In connection with this First Amendment each of the Purchaser and the Company (severally and not jointly) hereby represents and warrants to Broker that on the date hereof the Purchaser is not aware of any material nonpublic information regarding the Company or the Securities and that its decision to amend the Stock Purchase Plan Engagement Agreement was made in good faith and not as a part of a plan or scheme to evade the prohibition of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

Erste WV Gütersloh GmbH

/s/ Denise Abel
Denise Abel
Director

/s/ Martin Dannhoff
Martin Dannhoff
Director

AFYA Limited

/s/ Luis Andre Carpintero Blanco
Luis Andre Carpintero Blanco
Chief Financial Officer

BofA Securities Inc.

/s/ Sean Gronewald
Sean Gronewald
Director